Exhibit 99.1

   FIRST NIAGARA FINANCIAL GROUP, INC. REPORTS COMMON STOCK REPURCHASE PROGRAM

Lockport, N.Y. - July 24, 2003 - First Niagara Financial Group, Inc. (NASDAQ:
FNFG), today announced that it has received a regulatory non-objection from the Office of Thrift Supervision to its request to repurchase up to 2.1 million (3%) of its outstanding common stock in order to fund currently exercisable stock options. The regulatory non-objection was necessary because the repurchase program will commence less than one year from the date of the Company's reorganization and second step stock offering, which closed January 17, 2003.

Management of the Company will use its discretion in determining the timing of the repurchases and the prices at which repurchases will be made. The extent to which shares are repurchased will depend on a number of factors including market trends and prices, economic conditions, alternative uses for capital and the strength of the Company's capital in relation to its activities.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $3.6 billion and deposits of $2.4 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 46 banking centers, a loan production office, several financial services subsidiaries, and 84 ATMs throughout upstate New York.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities:
(1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn;
(4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans.

Officer Contacts

William E. Swan.....................    Chairman, President and CEO
Paul J. Kolkmeyer...................    Executive Vice President, COO and CFO
Christopher J. Thome................    Reporting and Investor Relations Manager
                                        (716) 625-7645
                                        chris.thome@fnfg.com
Leslie G. Garrity...................    Public Relations and Corporate
                                        Communications Manager
                                        (716) 625-7528
                                        leslie.garrity@fnfg.com

Corporate Information

First Niagara Financial Group, Inc.     Transfer Agent and Registrar
6950 South Transit Road                 Mellon Investor Services, LLC
P.O. Box 514                            P.O. Box 3315
Lockport, New York 14095-0514           South Hackensack, NJ 07606
Telephone (800) 201-6621                Telephone (800) 851-9677
www.fnfg.com                            www.melloninvestor.com